UNITED STATES SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: July 16, 2014

ENERGIE HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

000-28562	94-2857548
(Commission File Number)	(I.R.S. Employer
Identification No.)

4885 Ward Road, Suite 300Wheat Ridge, Colorado 80033

 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (404) 891-1118

_____________________________________________

 (Former name, former address and former fiscal year,

if changed since last report)

Registrant's telephone number, including area code: (720)-963-8055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

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 Item 1.01 Entry Into a Material Definitive Agreement

On or about July 16, 2014 Energie Holdings, Inc., Corp., a Delaware corporation (the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Investor”). Pursuant to the Investment Agreement, and subject to certain restrictions and conditions, the Company may issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of shares of the Company’s common stock having an aggregate purchase price of five million dollars ($5,000,000), over a period of 36 months from the first trading day following the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Investment Agreement.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum number of shares of common stock that the Company is entitled to put to the Investor in any one draw down notice is the greater of either: (i) two hundred percent (200%) of the average daily volume (U.S. market only) of the Company’s common stock for the three (3) trading days prior to the date of delivery of the applicable draw down notice, multiplied by the average of the three (3) daily closing prices immediately preceding the notice date or (ii) one hundred thousand US dollars ($100,000).

The purchase price shall be set at ninety-five percent (95%) of the lowest daily volume weighted average price (VWAP) of the Common Stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable draw down notice. The Company has the right to withdraw all or any portion of any put, except that portion of the put that has already been sold to a third party, including any portion of a put that is below the minimum acceptable price set forth on the put notice, before the closing.

There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put. During such time, the Company shall not be entitled to deliver another draw down notice. In addition, the Investor will not be obligated to purchase shares of the Company’s common stock if: (i) there is no effective registration statement to cover the resale of the shares of common stock; (ii) the common stock is suspended from trading or the Company is notified of any pending or threatened proceeding or other action to suspend the trading of the common stock; (iii) the Company has not complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement or any other related agreement; (iv) certain other conditions described in the Investment Agreement are not met.

The Investment Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. The Investment Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below). Investors should read the Investment Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

 Pursuant to the terms of a Registration Rights Agreement dated July 16, 2014 between the Company and the Investor (the “Registration Rights Agreement”), the Company is obligated to file one or more registrations statements with the SEC to register the resale by the Investor of the shares of Common Stock issued or issuable under the Investment Agreement. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement remain effective by the SEC as provided for in the Investment Agreement. In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company paid the Investor a document preparation fee in the amount of $15,000.

The foregoing description of each of the Investment Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Investment Agreement and the Registration Rights Agreement, respectively, which are filed as Exhibit 10.1 and 10.2 to this Report on Form 8-K and incorporated herein by reference.

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Item 7.01 Regulation FD Disclosure

The Company will issue a press release on July 22, 2013 regarding entry into the Investment Agreement, which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement by and between Energie Holdings, Inc. and Dutchess Opportunity Fund, II, LP, dated as of July 16, 2014

10.2	Registration Rights Agreement by and between Energie Holdings, Inc. and Dutchess Opportunity Fund, II, LP, dated as of July 16, 2014

99.1	Press Release dated July 22, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 21, 2014

ENERGIE HOLDINGS, INC.

By:	/s/ Harold Hansen
Harold Hansen President (Principal Executive Officer)

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